EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

ROUTE 66 REAL ESTATE L.L.C.,

an Oklahoma limited liability company

AS SELLER,

AND

CNL INCOME PROPERTIES, INC.

a Maryland corporation,

AS PURCHASER

DATED AS OF March 10, 2006

TABLE OF CONTENTS

PURCHASE AND SALE AGREEMENT			1

1.	DEFINITIONS		1

	1.1.	Definitions.	1

2.	PURCHASE AND SALE, ASSETS AND LIABILITIES		8

	2.1.	Purchase and Sale and Lease.	8

	2.2.	Description of the Assets.	8

	2.3.	Excluded Assets.	9

	2.4.	Retained Liabilities.	9

	2.5.	Assumed Liabilities.	10

3.	PURCHASE PRICE		10

	3.1.	Purchase Price.	10

	3.2.	Deposits.	11

	3.3.	Payment of Purchase Price.	11

	3.4.	Allocation of Purchase Price.	12

4.	DUE DILIGENCE AND INSPECTION		12

	4.1.	Right to Inspect.	12

	4.2.	Matters Relating to Title.	13

	4.3.	Service Contracts and Equipment Leases.	14

	4.4.	Purchaser’s Election Whether or Not to Proceed.	15

	4.5.	Lease.	15

	4.6.	Release and Indemnification.	16

5.	REPRESENTATIONS AND WARRANTIES		16

	5.1.	The Seller’s Representations and Warranties.	16

i

	5.2.	The Purchaser’s Representations and Warranties.	22

6.	COVENANTS		23

	6.1.	Confidentiality.	23

	6.2.	Municipal Improvements/Notices.	23

	6.3.	Conduct of the Business.	24

	6.4.	Licenses and Permits.	24

	6.5.	Tax Contests.	25

	6.6.	Notices and Filings.	25

	6.7.	Further Assurances.	25

	6.8.	Compliance; Property Maintenance.	25

	6.9.	Contracts and Agreements.	26

	6.10.	Estoppel Certificate.	26

	6.11.	Exclusivity.	26

7.	CLOSING CONDITIONS		26

	7.1.	Purchaser’s Closing Conditions.	26

	7.2.	Failure of the Purchaser’s Closing Condition.	27

	7.3.	Seller’s Closing Conditions.	28

	7.4.	Failure of the Seller’s Closing Conditions.	28

8.	CLOSING		29

	8.1.	Closing Date.	29

	8.2.	Closing Escrow.	29

	8.3.	Seller’s Closing Deliveries.	29

	8.4.	Purchaser’s Closing Deliveries.	31

	8.5.	Possession.	31

9.	PRORATIONS AND EXPENSES		32

	9.1.	Closing Statement.	32

	9.2.	Prorations.	32

	9.3.	Taxes.	33

	9.4.	Cash and Utility Deposits.	33

	9.5.	Employees.	33

	9.6.	Purchaser’s Transaction Costs.	33

	9.7.	Seller’s Transaction Costs.	34

10.	DEFAULT AND REMEDIES		34

	10.1.	The Seller’s Default.	34

	10.2.	Purchaser’s Default.	34

	10.3.	Liquidated Damages.	34

	10.4.	No Punitive or Consequential Damages.	35

	10.5.	Notice of Default.	35

11.	RISK OF LOSS		35

	11.1.	Casualty.	35

	11.2.	Condemnation.	35

12.	SURVIVAL, INDEMNIFICATION AND RELEASE		36

	12.1.	Survival.	36

	12.2.	Indemnification by the Seller.	36

	12.3.	Indemnification by Purchaser.	36

	12.4.	Indemnification Procedure; Notice of Indemnification Claim.	36

	12.5.	Exclusive Remedy for Indemnification Loss.	36

	12.6.	Limitation on Indemnification Loss.	37

13.	MISCELLANEOUS PROVISIONS		37

	13.1.	Notices.	37

13.2.	Time is of the Essence.	38

13.3.	Assignment.	38

13.4.	Successors and Assigns.	39

13.5.	Third Party Beneficiaries.	39

13.6.	Rules of Construction.	39

13.7.	Severability.	39

13.8.	Governing Law.	40

13.9.	Waiver of Trial by Jury.	40

13.10.	Attorneys’ Fees.	40

13.11.	Incorporation of Recitals, Exhibits and Schedules.	40

13.12.	Entire Agreement.	40

13.13.	Effect of Delay and Waivers.	40

13.14.	Amendments, Waivers and Termination of Agreement.	40

13.15.	Execution of Agreement.	40

13.16.	Tax Disclosures.	41

13.17.	Liability of Interest-Holders in Purchaser and its Affiliates.	41

13.18.	Liability of Interest-Holders in Seller and Its Affiliates.	41

13.19.	Good Faith Efforts.	41

LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit “A”	Form of Closing Certificate (Seller)
Exhibit “B”	Form of Closing Certificate (Purchaser)
Exhibit “C”	Form of Special Warranty Deed
Exhibit “D”	[Intentionally deleted]
Exhibit “E”	Form of Assignment and Assumption

List of Schedules

Schedule 2.2.1	Descriptions of the Lands
Schedule 2.2.3	Fixtures
Schedule 2.3.5	Certain Items
Schedule 3.4	Purchase Price Allocation
Schedule 4.2.1	Permitted Encumbrances
Schedule 5.1.9	Licenses and Permits
Schedule 5.1.11	Contracts

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of March 10, 2006 (the “Effective Date”), by and between ROUTE 66 REAL ESTATE L.L.C., an Oklahoma limited liability company (“Seller”), and CNL INCOME PROPERTIES, INC., a Maryland corporation (“Purchaser”) (each a “Party” and together the “Parties”).

R E C I T A L S

A. Seller is the fee simple owner of that certain real property and assets which constitute the Route 66 Harley-Davidson and 5 & Diner located in the City of Tulsa, Oklahoma.

B. Purchaser desires to purchase from and lease to Seller the “Assets” (as hereinafter defined) and Seller desires to sell to and lease from the Purchaser the Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective terms and provisions contained in this Agreement, Seller and Purchaser agree as follows:

1. DEFINITIONS

1.1. Definitions. In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“Additional Deposit” shall have the meaning ascribed to it in Section 3.2.2 hereof.

“Affiliate” shall mean any Person owned by, under common Control with or Controlled, directly or indirectly, by another Person. For the purposes of this Agreement, an “Affiliate” shall also mean and include a parent entity.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Applicable Laws” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” shall have the meaning ascribed to it in Section 2.2 hereof.

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.5 hereof.

“Bankruptcy Code” shall have the meaning ascribed to it in Section 5.1.13 hereof.

“Books and Records” shall have the meaning ascribed to it in Section 2.2.7 hereof.

“Businesses” means all of the businesses currently being operated on the Real Property and all activities related thereto conducted at the Real Property, including, without limitation, (i)

the businesses being operated on or in connection with the Motorcycle Dealership Improvements, (ii) the businesses being operated on or in connection with the Restaurant Improvements, and (iii) all services and amenities being operated in support of or in conjunction with the foregoing Businesses.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Casualty” shall have the meaning ascribed to it in Section 11.1 hereof.

“Closing” shall have the meaning ascribed to it in Section 8.1 hereof.

“Closing Date” shall have the meaning ascribed to it in Section 8.1 hereof.

“Closing Escrow” shall have the meaning ascribed to it in Section 8.2 hereof.

“Closing Escrow Agreement” shall have the meaning ascribed to it in Section 8.2 hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Condemnation” shall have the meaning ascribed to it in Section 11.2 hereof.

“Contracts” shall have the meaning ascribed to it in Section 2.2.5 hereof.

“Control” means:

the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership, and “Controlled” has a corresponding meaning.

“Cut-Off Time” shall have the meaning ascribed to it in Section 9.2 hereof.

“Dealership Agreement” means that certain Dealership Agreement by and between Route 66 Harley-Davidson, Inc. and Harley-Davidson Motor Company, Inc. dated December 22, 2004 regarding the operation of the Harley-Davidson motorcycle dealership upon the Lands.

“Deed” means the special warranty deed delivered by the Seller to the Purchaser pursuant to Section 8.3.2.

“Deposit” shall have the meaning ascribed to it in Section 3.2.2 hereof.

“Due Diligence Period” means the period from the Effective Date of this Agreement until the date which is thirty (30) days after the Effective Date.

“Effective Date” shall have the meaning ascribed to it in the first paragraph hereof.

“Employees” means, at the time in question, all persons employed full-time and part-time at the Real Property by Seller or its Affiliates.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage, damage to natural resources or violations of Environmental Laws, made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property.

“Environmental Laws” shall mean any and all laws of a Governmental Authority: (i) applicable to the Assets or any portion thereof; and, (ii) which relate to the protection of the environment, resource conservation, air contamination, water and/or groundwater contamination, soil or sediment contamination, Hazardous Substances, solid or hazardous wastes or residues, or occupational safety and health (to the extent relating to Hazardous Substances), as such Environmental Laws may be amended from time to time, including, without limitation, the Comprehensive Environmental, Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide, and Rodenticide Act, the Atomic Energy Act of 1954, the Energy Reorganization Act, and the Oil Pollution Act of 1990.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means those certain environmental reports obtained or to be obtained by Purchaser or provided or to be provided by Seller to Purchaser in connection with the transactions contemplated herein with respect to certain portions of the Real Property.

“ERISA” shall have the meaning ascribed to it in Section 5.1.26 hereof.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to the Seller and the Purchaser.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.3 hereof.

“5 & Diner Franchise Agreement” means that certain Franchise Agreement by and between Seller and 5 & Diner Franchise Corp., Inc. dated June 1, 2001 regarding the operation of the 5 & Diner restaurant upon the Lands.

“Fixtures” shall have the meaning ascribed to it in Section 2.2.3 hereof.

“Governmental Authority” means any federal, state or local government or any political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Substances” means any hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, mold or other biological contaminants that are regulated by any Environmental Laws or which are otherwise dangerous to human health or safety.

“Improvements” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Indemnification Claim” shall have the meaning ascribed to it in Section 12.4 hereof.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” shall have the meaning ascribed to it in Section 12.4 hereof.

“Indemnitor” shall have the meaning ascribed to it in Section 12.4 hereof.

“Initial Deposit” shall have the meaning ascribed to it in Section 3.2.1 hereof.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Businesses conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Intangible Assets” shall have the meaning ascribed to it in Section 2.2.4 hereof.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Lands” shall have the meaning ascribed to it in Section 2.2.1 hereof.

“Lease” means that certain Lease Agreement to be agreed to during the Due Diligence Period and entered into at Closing by and between Purchaser, as lessor, and Seller or an Affiliate of Seller, as lessee, pursuant to which Seller or its Affiliate shall lease from Purchaser some or all of the Assets which Seller is selling to Purchaser.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licenses and Permits” shall have the meaning ascribed to it in Section 2.2.6 hereof.

“Motorcycle Dealership Improvements” has the meaning set forth in Section 2.2.2.

“New Survey Defect” shall have the meaning ascribed to it in Section 4.2.3 hereof.

“New Title Exception” shall have the meaning ascribed to it in Section 4.2.3 hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with the Seller’s past custom and practice for the applicable Business, taking into account the facts and circumstances hereafter in existence from time to time.

“Outside Closing Date” shall have the meaning ascribed to it in Section 8.1 hereof.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrance” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Plan” shall have the meaning ascribed to it in Section 5.1.26 hereof.

“Plans and Specifications” shall have the meaning ascribed to it in Section 2.2.8 hereof.

“Property Condition Evaluations” means the property condition evaluations and/or reports obtained by the Purchaser in connection with the transaction contemplated herein with respect to certain of the Real Property.

“Prorations” shall have the meaning ascribed to it in Section 9.2 hereof.

“Purchase Price” shall have the meaning ascribed to it in Section 3.1 hereof.

“Purchaser” means CNL Income Properties, Inc., a Maryland corporation, its successors and permitted assignees.

“Purchaser’s Closing Condition Failure” shall have the meaning ascribed to it in Section 7.2 hereof.

“Purchaser’s Closing Conditions” shall have the meaning ascribed to it in Section 7.1 hereof.

“Purchaser’s Closing Deliveries” shall have the meaning ascribed to it in Section 8.4 hereof.

“Purchaser’s Default” shall have the meaning ascribed to it in Section 10.2 hereof.

“Purchaser’s Documents” shall have the meaning ascribed to it in Section 5.2.2 hereof.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, agents and consultants and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Real Property” shall have the meaning ascribed to it in Section 2.2.2 hereof.

“Restaurant Improvements” has the meaning set forth in Section 2.2.2.

“Retained Liabilities” shall have the meaning ascribed to it in Section 2.4 hereof.

“Seller” shall have the meaning ascribed to it in the first paragraph hereof.

“Seller’s Closing Condition Failure” shall have the meaning ascribed to it in Section 7.4 hereof.

“Seller’s Closing Conditions” shall have the meaning ascribed to it in Section 7.3 hereof.

“Seller’s Closing Deliveries” shall have the meaning ascribed to it in Section 8.3 hereof.

“Seller’s Default” shall have the meaning ascribed to it in Section 10.1 hereof.

“Seller’s Documents” shall have the meaning ascribed to it in Section 5.1.2 hereof.

“Seller’s Due Diligence Materials” means all documents, reports, photos and materials provided by the Seller to the Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses thereof.

“Seller’s Indemnitees” means the Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, agents and consultants and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means the actual knowledge of Larry Wofford and Jim Strickland, and such persons will be deemed to have actual knowledge of (A) any matter disclosed in any exhibits or schedules to this Agreement, and (B) any matter disclosed in any of the Seller’s Due Diligence Materials or any other documents or materials provided by the Seller to the Purchaser prior to Closing.

“SPE Owner” shall have the meaning ascribed to it in Section 13.3 hereof.

“Survey Defects” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Surveys” means the ALTA survey(s) to be obtained by Purchaser in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, excise, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on the Seller with respect to the Assets, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping transfer tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant” means Seller or an Affiliate thereof in their capacity as tenant under the Lease.

“Termination Notice” shall have the meaning ascribed to it in Section 4.4 hereof.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third-Party Estoppels” shall have the meaning ascribed to it in Section 6.10 hereof.

“Title Commitment” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Title Company” means, at the election of Purchaser, either First American Title Insurance Company or LandAmerica Commercial Services.

“Title Exceptions” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Title Notice” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“Title Policies” shall have the meaning ascribed to it in Section 4.2.4 hereof.

“Unpermitted Exceptions” shall have the meaning ascribed to it in Section 4.2.1 hereof.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” shall have the meaning ascribed to it in Section 2.2.9 hereof.

2. PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1. Purchase and Sale and Lease. Subject to the terms, provisions and conditions set forth herein, (i) Seller agrees to sell the Assets to Purchaser and Purchaser agrees to buy the Assets from Seller, and (ii) Purchaser agrees to lease the Assets to Seller or an Affiliate of Seller and Seller or its Affiliate(s) agrees to lease the Assets from Purchaser.

2.2. Description of the Assets. In this Agreement, the “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Lands. The lands described in Schedule 2.2.1 hereto together with all appurtenant easements and any other rights, benefits and interests, hereditaments, and entitlements appurtenant thereto (the “Lands”).

2.2.2 Improvements. All buildings, structures and improvements located, under, upon or affixed to the Lands and all fixtures on the Lands which constitute real property under Applicable Law (collectively, the “Improvements”; the Lands and the Improvements are collectively referred to as the “Real Property”), including, without limitation, the following:

 (i) That certain 43,080 (approximate) square foot building and related improvements located on the Lands and commonly known as the Route 66 Harley-Davidson Motorcycle Dealership (the “Motorcycle Dealership Improvements”); and

 (ii) That certain 3,450 (approximate) square foot restaurant building and related improvements located on the Lands and commonly known as the 5 & Diner (the “Restaurant Improvements”).

2.2.3 Fixtures. All fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements, including, without limitation, those items described in Schedule 2.2.3 hereof (the “Fixtures”).

2.2.4 Intangible Assets. Any and all building plans, specifications and drawings, surveys, photos, electronic files, data and information, environmental and soil reports, use and occupancy permits, governmental permits and approvals, rights to apply for any historic tax credits and any unexpired guaranties or warranties in connection with the Real Property (collectively with the Licenses and Permits, Plans and Specifications and Warranties referred to as the “Intangible Assets”).

2.2.5 Contracts. All of the Seller’s right, title and interest in and to any management, maintenance, service and supply contracts, and all other similar agreements for goods or services provided to the Seller in connection with the Real Property (the “Contracts”), which Contracts are set forth in Schedule 5.1.11, together with all deposits made or held by the Seller thereunder.

2.2.6 Licenses and Permits. All of the Seller’s right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by the Seller or its Affiliates or agents with respect to the Real Property, including, without limitation, all such licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority necessary for the use, operation, or occupancy of the Real Property, a complete listing of which is attached hereto as Schedule 5.1.9 (the “Licenses and Permits”), together with any deposits made by the Seller, its Affiliates or agents thereunder.

2.2.7 Books and Records. All of the Seller’s books and records which relate to the Real Property (the “Books and Records”).

2.2.8 Plans and Specifications. All of the Seller’s right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which specifically relate to the Assets (the “Plans and Specifications”).

2.2.9 Warranties. All warranties and guaranties held by the Seller with respect to any Assets (the “Warranties”).

2.3. Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. All cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property.

2.3.2 Third-Party Assets. Any removable fixtures, personal property or intellectual property owned by third-parties, and any personal property owned by any customers of the Businesses.

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable.

2.3.4 Inventory. Any merchandise, food and consumables, inventory, and tangible personal property of Seller and its Affiliates.

2.3.5 Certain Items. The items described in Schedule 2.3.5.

2.3.6 Business Assets. Assets of Seller and its Affiliates utilized in the Businesses and not specifically described as part of the Assets.

2.4. Retained Liabilities. At Closing, the Seller and/or its Affiliates shall retain all Liabilities for, and the Purchaser shall not have any obligation or Liability concerning the following (collectively the “Retained Liabilities”):

(a) any Liabilities under the Contracts and Licenses and Permits which have arisen or accrued and pertain to a period prior to the Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Contracts and Licenses and Permits, except to the extent the Purchaser receives a credit for such Liabilities under Article 9; and

(b) the payment of all Taxes due and payable or accrued but not yet paid prior to the Closing Date, except to the extent the Purchaser has received a credit for such Taxes under Article 9; and

(c) the employment of any employees of Seller’s Affiliates, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan of the Seller; and

(d) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property or in connection with the Businesses prior to the Closing Date;

(e) any claim arising out of the construction of any of the Improvements;

(f) any Liabilities (including costs of cleanup, containment or other remediation) arising during (but not prior to) Seller’s ownership of the Assets and prior to the Closing Date from or in connection with any environmental health or safety liabilities and/or environmental claims arising out of or relating to (i) the ownership or operation by Seller or its Affiliates of any of the Assets, or (ii) any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by Seller or its Affiliates with respect to the Assets, that was present or suspected to be present on or before the Closing Date on or at the Real Property (or present or suspected to be present on any other property, if such Hazardous Material was present or suspected to be present on the Real Property, on or prior to the Closing Date), or was released or allegedly released by Seller or its Affiliate on or at the Assets at any time on or prior to the Closing Date. The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

2.5. Assumed Liabilities. The Purchaser shall at Closing assume (i) all Liabilities under the Contracts and Licenses and Permits that are not Retained Liabilities and which arise or accrue on or after the Closing Date, and (ii) the payment of Taxes which arise or accrue on or after the Closing Date (“Assumed Liabilities”). Seller hereby acknowledges that Seller or its Affiliate(s) shall be responsible for all Assumed Liabilities as of and after Closing pursuant to the terms of the Lease. The rights and obligations of the Parties under this Section 2.5 shall survive the Closing.

3. PURCHASE PRICE

3.1. Purchase Price. The purchase price for the Assets is Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations as expressly provided in this Agreement.

3.2. Deposits.

3.2.1 Initial Deposit. Within three (3) Business Days after the full execution and delivery of this Agreement, Purchaser will deliver to Escrow Agent the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Deposit”), which will be held by the Escrow Agent as a deposit under this Agreement.

3.2.2 Additional Deposit. Within three (3) Business Days after the expiration of the Due Diligence Period, Purchaser shall deliver to Escrow Agent the additional sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Additional Deposit”), which shall be held by Escrow Agent in the same manner as the Initial Deposit. Subject to Purchaser’s right to terminate this Agreement as set forth in Section 4.4 below, the Initial Deposit, the Additional Deposit, if made, and any additions thereto are hereinafter collectively referred to as the “Deposit”.

3.2.3 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in a non-interest-bearing account, pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by the Seller and the Purchaser, each acting reasonably. The Deposit shall be fully refunded to Purchaser upon termination of this Agreement by Purchaser prior to the expiration of the Due Diligence Period as set forth in Section 4.4 below and otherwise if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement, but otherwise shall be non-refundable to the Purchaser except as otherwise expressly provided in this Agreement.

3.2.4 Disbursement of Deposit to the Seller. At Closing, the Purchaser shall cause the Escrow Agent to disburse the Deposit to the Seller, and the Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit disbursed to the Seller.

3.2.5 Refund of Deposits to the Purchaser. If this Agreement is terminated and the Purchaser is entitled to a refund of the Deposit under any express provision of this Agreement, then the Escrow Agent will disburse the Deposit to the Purchaser.

3.2.6 Forfeiture of Deposit. If Purchaser defaults upon the obligations contained herein Purchaser shall forfeit its deposit and the Escrow Agent shall disburse said Deposit to Seller.

3.3. Payment of Purchase Price.

3.3.1 Payment at Closing. At the Closing, the Purchaser shall pay to the Seller by wire transfer an amount equal to the Purchase Price (as adjusted pursuant to Section 9.2), less the Deposit disbursed to the Seller. The Purchaser shall cause the wire transfer of funds to be received by the Seller no later than 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by the Purchaser to the Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4. Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated as set forth in Schedule 3.4 for federal, state and local tax purposes and in accordance with Section 1.1060-1 of the Treasury Regulations. The Parties acknowledge and agree that the allocation set forth in Schedule 3.4 represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Real Property. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to Article 9 or any other provision in this Agreement.

4. DUE DILIGENCE AND INSPECTION

4.1. Right to Inspect. The Purchaser and the Purchaser’s Inspectors shall have the right to enter upon the Real Property, at the risk of the Purchaser, and to perform, at the Purchaser’s expense, such inspections of and concerning the Real Property and other tests, studies, reviews and investigations, as the Purchaser may deem appropriate. Purchaser shall have the right to meet and interview upon one (1) Business Day’s notice, with the Seller present if Seller so elects, any managers and employees of the Seller and its Affiliates and/or agents, as appropriate, to discuss the Businesses, including the revenues, expenses, operation, books and records, tax returns and physical condition of the Real Property and the Businesses. In addition, the Purchaser shall have the right but not the obligation to contact such governmental agencies and authorities as it may elect in connection with this transactions contemplated by this Agreement. To the extent in the Seller’s possession or control, Seller will furnish to the Purchaser copies of the following within five (5) days of the Effective Date, each of which will be a true, correct and complete copy of the document it purports to be:

(i) All Warranties;

(ii) All Licenses and Permits;

(iii) The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property;

(iv) All records relating to any real property or other tax appeals relating to the Assets;

(v) Income and other tax returns of Seller and/or its Affiliates relating to the operation of the Assets and the Businesses for the last three (3) years (limited to Schedule E as to any individual income tax returns);

(vi) The Seller’s Due Diligence Materials;

(vii) Any Environmental Reports;

(viii) All title insurance policies relating to the Real Property;

(ix) All documentation relating to any Third Party Claim asserted, or notices from any Governmental Authority issued, in connection with the Assets or the Businesses;

    (x) Surveys, engineering and architectural plans, drawings and specifications all relating to the Real Property, including, without limitation, the Plans and Specifications;

    (xi) All contracts affecting the Real Property in any material respect, including, without limitation, the Contracts and any capital leases;

    (xii) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on the Purchaser;

    (xiii) All other information and documentation that Purchaser may reasonably request regarding the Assets;

    (xiv) The 5 & Diner Franchise Agreement; and

    (xv) Balance sheets, cash flow statements and profit and loss statements for the Real Property and the Businesses for fiscal years ended July 31, 2003, 2004 and 2005.

4.2. Matters Relating to Title.

4.2.1 State of Title. The Purchaser will obtain (or has obtained), at Purchaser’s expense, a current title commitment (the “Title Commitment”) with respect to each parcel comprising the Real Property, together with legible copies of all title exception documents, as well as the Surveys. Prior to the expiration of the Due Diligence Period, the Purchaser will submit to the Seller a written Notice from the Purchaser (“Title Notice”) specifying any defects in or objections to the title shown in the Title Commitment or the Surveys which in the Purchaser’s judgment adversely affect the Real Property. Any and all (i) liens, encumbrances and other exceptions to title (the “Title Exceptions”), other than those Title Exceptions set forth in Schedule 4.2.1 (collectively the “Permitted Encumbrances”), to which Purchaser timely objects, and (ii) encroachments by improvements on adjoining properties onto or over the Lands, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) and any other survey defects which adversely affect title to the Real Property (the “Survey Defects”) and are not Permitted Encumbrances, together shall constitute “Unpermitted Exceptions” to title to the Real Property. The Seller shall notify the Purchaser in writing within five (5) Business Days of receiving the Title Notice whether the Seller will be able, exercising diligent efforts, to cure any title matters set forth in the Title Notice and if the Seller is able to cure such title matters, Seller shall do so at its own expense. Upon the Purchaser’s failure to timely object, all matters shown on the Title Commitment or on the Surveys shall thereafter be deemed a Permitted Encumbrance with respect to the Real Property (in addition to those items listed in Schedule 4.2.1). If the Seller is able to cure the title defects, but is unable to complete the cure of such Title Exception or Survey Defect at or before Closing, the Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to the Seller, to either (A) defer the Closing Date for a reasonable period not exceeding sixty (60) days to give the Seller an opportunity, to either (y) cure such Title Exception or Survey Defect, or (z) if Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Title Exception or Survey Defect, provide the Title Company such assurances as the Title Company requires to insure the Purchaser against any loss arising from such Title Exception or Survey Defect, or (B) to proceed pursuant to Section 4.2.2 below. Failure by the Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (B) above.

4.2.2 Failure of Title. If on the Closing Date title to the Real Property is not insurable or is subject to any Unpermitted Exceptions and the Seller is unable or unwilling to cure the same, the Purchaser may elect, as its sole right and remedy, either (i) to take such title to the Real Property as the Seller can convey, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement.

4.2.3 Updated Title Commitment or Survey. If prior to Closing any update of any Title Commitment discloses any Title Exception which is not disclosed in the Title Commitment (or update) previously obtained by Purchaser (a “New Title Exception”), or any update of the Surveys obtained by Purchaser discloses any Survey Defect which is not disclosed in a Survey previously obtained by Purchaser (a “New Survey Defect”), the Seller shall remove or cure such New Title Exception or New Survey Defect at or prior to Closing. In the event that Seller fails to remove or cure such New Title Exception or New Survey Defect at or prior to Closing, Purchaser shall be entitled to proceed under Section 4.2.2 above. The Seller will not create or permit to exist any New Title Exception on New Survey Defect.

4.2.4 Title Policies. At Closing, the Seller shall take such steps as may be necessary to cause the Title Company to issue owner’s and mortgagee title insurance policies and commercially reasonable endorsements thereto to the Purchaser and any lender providing financing in connection with the transactions contemplated by this Agreement, subject only to the Permitted Encumbrances (the “Title Policies”).

4.2.5 Conveyance of the Real Property. At Closing, the Seller shall convey the Real Property to the Purchaser subject only to Permitted Encumbrances.

4.3. Service Contracts and Equipment Leases. On the Closing Date, the Contracts approved by Purchaser during the Due Diligence Period shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to the “Assignment and Assumption” (as described in Section 8.3.4), with Seller being responsible for the payment of any fee or other charge imposed by any party to any such Contract in connection with such transfer. Notwithstanding the foregoing, on or before the termination of the Due Diligence Period, Purchaser shall identify in writing to Seller (i) which Contracts it agrees to assume, and (ii) any Contracts it does not agree to assume, and Seller shall terminate such disapproved Contracts at its sole cost and expense as of a date which is not later than thirty (30) days after the Closing Date. If the costs of such termination are not paid by Seller prior to the Closing Date, Seller shall use the proceeds of the Purchase Price to pay the same, and shall instruct the Escrow Agent to deliver such costs to the appropriate party at Closing. With respect to any Contract that Purchaser agrees to assume, it shall be a condition to such assumption that at least five (5) Business Days prior to the Closing Date, Seller will obtain and deliver to Purchaser written statements from the other party to such Contract which demonstrate to Purchaser’s satisfaction that (i) all payments under such Contract are current and that there are no charges owed, and (ii) Purchaser shall not be responsible for the payment of any charges, penalties or other costs relating to damage, destruction or loss under any such Contract, or a breach or violation of the terms of such Contract that occurred or became due prior to the Closing Date, and Seller agrees to pay the same upon five (5) days written demand by Purchaser or equipment lessor. Notwithstanding anything to the contrary, Purchaser shall not be responsible for the obligations under any Contract (including any equipment lease) that it does not expressly approve in writing during the Due Diligence Period and assume in the Assignment and Assumption.

4.4. Purchaser’s Election Whether or Not to Proceed. If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not intend to acquire the Assets and Purchaser notifies Seller and the Escrow Agent of such determination in writing prior to the expiration of the Due Diligence Period (the “Termination Notice”), then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). Provided that Purchaser has not provided Seller with a Termination Notice as aforesaid, upon the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Purchaser except in the case of a default by Seller hereunder, the failure to occur of a condition precedent to Purchaser’s obligation to close, or as otherwise expressly set forth herein. In any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement pursuant to the terms hereof, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by Seller. This provision shall constitute the mutual escrow instructions to Escrow Agent and Escrow Agent shall be entitled and required to rely upon such instructions to return the Deposit to Purchaser without the consent or further action by Seller.

4.5. Lease. During the Due Diligence Period, Purchaser and Seller shall, using good faith and diligent efforts, attempt to agree upon all of the terms and conditions of the Lease to be entered into at Closing. In connection therewith, Purchaser and Seller shall, during the Due Diligence Period, negotiate the terms and provisions of the Lease to be in form and content mutually agreeable to the parties. Notwithstanding the foregoing, however, the final negotiated Lease to be executed at Closing shall in any event require (i) an initial term of twenty (20) years commencing with the Closing Date, (ii) four (4) five (5) year renewal options, (iii) that the Real Property be used and occupied by Tenant only as and for the Businesses, and (iv) that the base annual minimum rental payable by Tenant during the first year of the initial term shall be equal to the product of (x) Purchaser’s total acquisition costs (to be mutually approved by Seller and Purchaser during the Due Diligence Period and further defined in the Lease) multiplied by (y) eight and one-half percent (8 1/2%) (the “Lease Rate”). Commencing in lease year 6, and continuing every fifth (5th) lease year thereafter, the Lease Rate shall increase by fifteen percent (15%) over the prior year’s Lease Rate; provided, however, that the Lease Rate shall be capped at a maximum of fifteen percent (15%) of Purchaser’s total acquisition costs. In addition to base annual minimum rental, Tenant(s) shall pay percentage rent equal to ten percent (10%) of incremental gross revenues (less revenue collected through used vehicle sales) in excess of $30,000,000.00 for each calendar year between lease year 1 and lease year 10, and in excess of $50,000,000.00 for each calendar year from lease year 11 through the end of the lease term, including any renewal periods. Payment of percentage rent shall be made within twenty (20) days following each lease quarter in arrears subject to an annual “true-up.” The Lease shall also grant to Purchaser a right of first offer to purchase the real property and improvements associated with any other Harley-Davidson dealership(s) that Seller may acquire, upon terms to be negotiated in good faith by the Parties at the time Purchaser receives notice from Seller of such first offer, provided that such real property and improvements are owned by the Seller or its Affiliate.

4.6. Release and Indemnification. The Purchaser (for itself and all the Purchaser’s Indemnitees) hereby releases the Seller’s Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the negligence or willful misconduct of any Seller Indemnitee. The Purchaser shall indemnify, save, insure, pay, defend and hold harmless the Seller Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by the Seller’s Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the negligence or willful misconduct of any Seller’s Indemnitee. Notwithstanding the foregoing to the contrary, Purchaser is not hereby assuming the risks nor indemnifying Seller’s Indemnities with respect to environmental contamination or other matters disclosed by Purchaser’s Due Diligence Reports which were not either (i) created or caused by Purchaser or any one or more or Purchaser’s Inspectors, or (ii) aggravated by Purchaser or any one or more of Purchaser’s Inspectors (and in the case of such aggravation Purchaser’s liability under this paragraph shall be limited to the incremental costs, losses, claims, demands, damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorneys’ fees and court costs) arising out of or caused by such aggravation that is negligently caused). The foregoing indemnity obligations of Purchaser shall survive the Closing or earlier termination of this Agreement.

5. REPRESENTATIONS AND WARRANTIES

5.1. The Seller’s Representations and Warranties. To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, the Seller hereby makes the representations and warranties in this Section 5.1, upon which the Seller acknowledges and agrees that the Purchaser is entitled to rely, and as of Closing shall provide a Closing Certificate confirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. The Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which the Assets are located, and has all requisite power and authority to own the Assets and conduct the Businesses as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) The Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and the Seller’s Documents, (ii) the execution and delivery by Seller of this Agreement and, when executed and delivered, the Seller’s Documents, and the performance by the Seller of its obligations under this Agreement and, when executed and delivered, the Seller’s Documents, have been, or will be, duly and validly authorized by all necessary action by the Seller, and (iii) this Agreement and, when executed and delivered, the Seller’s Documents constitutes, or will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its and their terms, except to the extent the Purchaser itself is in default hereunder or thereunder.

5.1.3 Title to the Real Property. The Seller is the fee simple owner of the Real Property, free and clear of all liens, mortgages, security interests, and adverse claims, other than the Permitted Encumbrances.

5.1.4 Consents and Approvals; No Conflicts. Subject to the recording of any of the Seller’s Documents as appropriate, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Seller of any of the Seller’s Documents, or the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents or the consummation by the Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by the Seller prior to Closing, and (ii) neither the execution and delivery by the Seller of this Agreement or any of the Seller’s Documents, nor the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents, nor the consummation by the Seller of the transactions described in this Agreement, will (A) violate any provision of the Seller’s organizational or governing documents, (B) violate any Applicable Law to which the Seller is subject, (C) to the Seller’s Knowledge, result in a violation or breach of, or constitute a default under any of the Contracts that affect any of the Real Property or Businesses, or Seller in any respect, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.5 Condemnation. The Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to the Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Real Property or any portion thereof.

5.1.6 Compliance with Applicable Law. The Seller has not received any written notice of, and to Seller’s Knowledge there is no, violation of any Applicable Law with respect to any of the Real Property or the Businesses which has not been fully cured or dismissed with prejudice, which could reasonably result in an adverse affect on the Assets or the Businesses.

5.1.7 Litigation. The Seller has not (i) been served with any court filing in any litigation with respect to any of the Assets or the Businesses, in which the Seller is named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in an adverse affect on the Real Property, the Businesses, or Seller’s title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any of the Assets or the Businesses, which has not been resolved, settled or dismissed and which could reasonably result in an adverse affect on the Businesses or the Assets.

5.1.8 Taxes. All Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Article 9; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. The Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any Assets which has not been resolved or completed. The Seller is not currently contesting any Taxes with respect to any of the Assets. All state and local tax returns and tax reports required to be filed by Seller with respect to the Assets and the Businesses on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete as filed. All state, and local income, franchise, sales, use, property, excise, payroll and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Businesses prior to the date hereof have been fully paid. All taxes and other assessments and levies which Seller or its Affiliates are required by law to withhold or to collect with respect to the Assets and the Businesses, have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to the Assets or the Businesses, by Seller or its Affiliates for any taxable period. Seller has not received notice of any pending audits with respect to any state or local tax returns of Seller or its Affiliates relating to the Assets or the Businesses.

5.1.9 Licenses and Permits. To the Seller’s Knowledge, the Seller has made available or will make available to the Purchaser a true and complete copy of the Licenses and Permits necessary for and relate to the ownership and operation of the Assets. A complete listing of the Licenses and Permits is attached hereto as Schedule 5.1.9. The Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that are necessary for or relate to the ownership and operation of the Assets that has not been cured or dismissed, or (ii) any failure by the Seller or its Affiliates to obtain any Licenses and Permits that are necessary for or relate to the ownership and operation of the Assets or the Businesses, that has not been cured or dismissed.

5.1.10 Possession. The Seller has not granted to any party (other than an Affiliate of Seller) any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

5.1.11 Contracts. Schedule 5.1.11 sets forth a true, correct and complete list of the Contracts relating to the ownership and operation of the Assets. The copies of the Contracts delivered or to be delivered to the Purchaser are true, correct and complete in all material respects. No party to the Contracts is in breach or default under any obligation thereunder or any provisions thereof, or will, with the passage of time, be in breach or default under any obligation thereunder or any provisions thereof. The consent of all Persons whose consent for such assignment is required has been or will be secured on or prior to the Closing Date.

5.1.12 Municipal Assessment/Notices. There are no outstanding unpaid municipal assessment notices against the Assets, and Seller has not received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Assets.

5.1.13 Bankruptcy. Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Seller has not ceased to pay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.14 Labor and Employment Matters. There exists no union, union organizing, strikes, work stoppage or slow downs in respect of the Business upon the Lands, nor has Seller or its Affiliates been asked within the past twelve (12) months by any person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any employees. Neither Seller, nor its Affiliates, is a party to any collective bargaining agreement or relationship with any labor union which affects the Real Property. Seller acknowledges that Purchaser will at no time employ or be deemed to employ any employees of the Businesses and that Seller or its Affiliates shall be responsible for the payment of all costs associated with any and all employees of the Businesses or at the Real Property prior to Closing in its capacity as Seller (or Affiliates of Seller) and as of and after Closing in its capacity as the Tenant under the Lease. Accordingly, Seller shall indemnify, defend and exonerate and save Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom.

5.1.15 ADA, WARN and COBRA. Seller has not received any written notice of any violation of, and to Seller’s Knowledge there is no violation of, any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, the COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Assets and the Businesses, which violation has not been remedied.

5.1.16 Construction Contracts. At Closing there will be no outstanding contracts made by the Seller for the construction or repair of any Improvements which have not been fully paid for or provision for the payment of which has not been made by the Seller and the Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law.

5.1.17 General Condition of Property. The Real Property as of the Closing Date, will be in good working order and repair, mechanically and structurally sound, and free from all material defects in materials and workmanship.

5.1.18 Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

5.1.19 Environmental Condition of Real Property. Except as set forth in the Property Condition Evaluations and the Environmental Reports, there are no underground storage tanks on the Real Property and the Real Property does not contain any Hazardous Substances (other than any Hazardous Substances situated at the Real Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Real Property which are stored, held, used and disposed of in compliance with Environmental Laws), there are no Environmental Claims, and the Seller does not have any Seller’s Knowledge of any Environmental Liabilities in respect of the Real Property.

5.1.20 Management Agreements. As of the Closing Date, the Seller will not be party to any management agreement with respect to the Real Property.

5.1.21 Compliance with Permitted Encumbrances. The Seller has neither received, nor given, any written notice of any violation of any Permitted Encumbrance which has not been fully cured or dismissed with prejudice.

5.1.22 Insurance. Seller’s Due Diligence Materials will set forth a correct and complete list of each insurance policy maintained by the Seller with respect to the Assets.

5.1.23 Finders and Investment Brokers. The Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Seller in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.1.24 Foreign Person. The Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Internal Revenue Code) for the purposes of the provisions of Section 1445(a) of the Internal Revenue Code.

5.1.25 Financial Statements. The balance sheets, cash flow statements and profit and loss statements for the Seller and the Businesses for fiscal years ended December 31, 2003, 2004 and 2005 and July 31, 2003, 2004 and 2005, respectively, which have been or shall be provided to the Purchaser: (i) are true and complete copies of the operating statements for such period prepared by the Seller with respect to the operations of Seller and the Businesses; and (ii) to the Seller’s Knowledge, present fairly, in all material respects, the operation results of the Businesses for the periods covered by such income statements.

5.1.26 ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Internal Revenue Code considered for any purpose of ERISA or Section 4975 of the Internal Revenue Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code. For the purposes hereof the following terms shall have the following meanings: “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code.

5.1.27 No Materially Untrue Statements or Omissions. No representation, warranty or statement in this Agreement made by Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained therein not materially misleading.

5.1.28 Labor Disputes. There are no outstanding claims or actions or, to the Seller’s Knowledge, threatened claims or actions, by any current or former employee of the Businesses against Seller, its Affiliates or the Businesses.

5.1.29 Patriot Act. Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.30 Existing Use. To Seller’s Knowledge, the Assets, the use thereof for the existing Businesses, and the condition thereof does not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets and are not designated by any governmental agency to be in a flood plain area. Seller has no Seller’s Knowledge of any condition or state of facts which would preclude, materially limit or materially restrict the use of the Property for the existing motorcycle dealership, restaurant and other uses contemplated by the Businesses and existing uses ancillary thereto.

5.1.31 Restriction of Access. To Seller’s Knowledge, there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

5.1.32 Construction of Improvements. To Seller’s Knowledge, the Improvements have been constructed in accordance with the plans and specifications and the building permits and other governmental approvals therefore in all material respects.

5.1.33 Dealership Agreement/5 & Diner Franchise Agreement. The copy of the Dealership Agreement previously provided by Seller to Purchaser for review, and the copy of the 5 & Diner Franchise Agreement delivered to the Purchaser are true, correct and complete in all material respects. Seller is not, and, to Seller’s knowledge, no other party to the Dealership Agreement or the 5 & Diner Franchise Agreement is in breach or default under any obligation thereunder or any provisions thereof, or will, with the passage of time, be in breach or default under any obligation thereunder or any provisions thereof. Seller shall use its best efforts to secure the consent of all Persons whose consent for the transactions contemplated hereunder is required.

5.2. The Purchaser’s Representations and Warranties. To induce the Seller to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby makes the representations and warranties in this Section 5.2, upon which the Purchaser acknowledges and agrees that the Seller is entitled to rely, and as of Closing shall provide a Closing Certificate confirming that all such representations and warranties remain true and correct as the Closing Date.

5.2.1 Organization and Power. The Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Maryland, is qualified to transact business and is in good standing as a foreign corporation in all jurisdictions where it is required to qualify in order to conduct its business as contemplated herein, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. Purchaser has obtained or will obtain prior to Closing approval from its Board of Directors, pursuant to which Purchaser has or will have full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by the Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of the Purchaser arising under this Agreement and each of the Purchaser’s Documents. The execution and delivery by the signer on behalf of the Purchaser of this Agreement and the performance by the Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by the Purchaser. This Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their terms, except to the extent the Seller is in default thereunder.

5.2.3 Consents and Approvals; No Conflicts. Subject to required Securities and Exchange Commission disclosures and the Purchaser obtaining the approval of its Board of Directors, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, or the consummation by the Purchaser of the transactions contemplated by this Agreement or any of the Purchaser’s Documents. With approval of the Purchaser’s Board of Directors, neither the execution and delivery by the Purchaser of any of the Purchaser’s Documents, nor the

performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Purchaser; (B) violate any Applicable Law to which the Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

5.2.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

6. COVENANTS

6.1. Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Seller’s Due Diligence Materials, the Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets or the Businesses, which is not generally known to the public or a matter of public record shall be confidential. Nothing herein shall restrict or limit the Seller from communicating with tenants, contract parties and owner’s or other associations in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or the Purchaser from contacting Seller’s company officials, property engineers and architects, and other third party consultants assisting the Purchaser in its investigation of the Real Property, subject to Section 6.1.3.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Parties. The Seller and the Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other Governmental Authority records with respect to the Assets and the operation of the Businesses and request written or verbal confirmation of zoning and any other compliance by the Assets and the Businesses with any Applicable Laws.

6.2. Municipal Improvements/Notices.

6.2.1 Assumption. Charges for any improvements or other work at the Real Property incurred prior to Closing shall be the responsibility of the Seller. Seller, or its Affiliate, in their capacity as Tenant under the Lease, shall pay all assessments against the Real

Property or any part thereof for improvements or other work first becoming due on or after the Closing (including any fines, interest or penalties thereon due to the non-payment thereof) and shall indemnify, defend and exonerate and save Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom.

6.2.2 Compliance. At Closing, if there exists any uncorrected violation of any ordinance, public regulation or statute enacted by any public authority or legislature (including any fines, interest or penalties due as a result of non-compliance therewith) in respect of the Real Property, the Seller shall indemnify, defend, pay and exonerate and save the Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Nothing contained in this paragraph shall be deemed to limit any rights the Purchaser may have by reason of a breach of the representations of the Seller set forth elsewhere in this Agreement.

6.3. Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, the Seller and/or its Affiliates shall conduct the Businesses in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs and making capital improvements to the Real Property in the Ordinary Course of Businesses and (ii) maintaining insurance coverage consistent with the Seller’s risk management policies in place as of the date hereof.

6.3.2 Contracts. From the Effective Date until the Closing or earlier termination of this Agreement, the Seller shall not, (i) without the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any existing Contracts or Licenses and Permits, or (ii) without the Purchaser’s prior written consent in its sole discretion, enter into any new Contracts or Licenses and Permits, except in the Ordinary Course of Business.

6.3.3 Title. From the Effective Date until the Closing or earlier termination of this Agreement, the Seller shall not create or allow to be created any Title Exception without Purchaser’s written consent, which consent shall not be unreasonably withheld.

6.4. Licenses and Permits. The Seller shall be responsible for obtaining the transfer of all such Licenses and Permits (to the extent transferable) which are required or desirable for the operation of the Real Property that Purchaser may require Seller to transfer to Purchaser or such other party as Purchaser directs. Seller shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and the Purchaser shall reasonably cooperate with the Seller to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Purchaser. Notwithstanding the foregoing, unless prohibited by Applicable Law, Purchaser may elect to have Seller and/or its Affiliate retain all such Licenses and Permits in connection with their leasing of the Assets pursuant to the Lease.

6.5. Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. The Seller shall retain the right (in common with Purchaser) to commence, continue and settle through good-faith, diligent efforts, any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, the Seller shall indemnify, save, insure, defend, pay and hold the Purchaser harmless from and against any Indemnification Loss incurred by the Purchaser as a result of the Seller exercising their rights under this Section 6.5.1. This Section 6.5.1 shall survive the Closing.

6.5.2 Cooperation. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimus cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.2 shall survive the Closing.

6.6. Notices and Filings. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimus cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Assets.

6.7. Further Assurances. From the Effective Date until the Closing or termination of this Agreement, the Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimus cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.

6.8. Compliance; Property Maintenance. From the Effective Date until Closing, Seller shall comply with the terms, conditions or requirements under the Contracts and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). Seller shall maintain the Assets in good condition and repair in accordance with industry standards, all pursuant to the Ordinary Course of Business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in the Ordinary Course of Business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Purchaser shall have the right to inspect the Assets prior to Closing to determine if Seller has breached the covenant of Seller in the second sentence of this Section 6.8.

6.9. Contracts and Agreements. From the Effective Date until Closing, Seller shall not enter into any additional service contracts, equipment leases or other similar agreements relating to the operation of the Real Property or the making of capital improvements to the Real Property (or amend or modify any such agreements currently in existence) that will be binding upon the Assets, or Purchaser after the Closing Date without the prior consent of Purchaser in its sole discretion; provided, however, that in the event that Seller is required to act on an emergency basis to enter into any such contract to prevent material damage to the Assets or to the operation of the Businesses, Seller may do so provided that at the earliest possible opportunity it notifies Purchaser of such action and provides Purchaser with copies of any such contracts (or amendments or modifications). Seller covenants and agrees to deliver to Purchaser, within at least three (3) Business days after entering into any such agreement, but in any event no later than five (5) days prior to the expiration of the Due Diligence Period, copies of any such agreements (or amendments or modifications) entered into by Seller during the Due Diligence Period. Seller agrees to fully comply with the terms of the Contracts.

6.10. Estoppel Certificate. Seller shall use commercially reasonable efforts to obtain estoppel certificates and deliver the same to Purchaser at least five (5) business days prior to the Closing Date, from any third-party required by Purchaser as a result of its due diligence regarding the Assets (the “Third-Party Estoppels”), in forms reasonably satisfactory to Purchaser, including, without limitation, estoppel certificates regarding the Dealership Agreement, the 5 & Diner Franchise Agreement, any capital leases affecting the Real Property, any service or maintenance contracts and any easement agreements. In the event that Seller has been unable, prior to the Closing Date, to obtain any requested Third-Party Estoppels, such failure shall not constitute a default of Seller hereunder provided that Seller used commercially reasonable efforts to obtain the same.

6.11. Exclusivity. Until June 1, 2006, Seller covenants and agrees to refrain from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale, lease or refinancing of the Real Property, the Assets or any portion thereof or any interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

7. CLOSING CONDITIONS

7.1. Purchaser’s Closing Conditions. The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 The Seller’s Deliveries. All of the Seller’s Closing Deliveries shall have been delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.1.2 Representations and Warranties. The representations or warranties of the Seller in this Agreement shall be true and correct in all material respects as of the Closing (and as such other date to which such representation and warranties expressly were made).

7.1.3 Covenants and Obligations. The covenants and obligations of the Seller in this Agreement shall have been performed in all material respects.

7.1.4 Title Policies. The Title Company shall have irrevocably committed to issue the Title Policies pursuant to Section 4.2.4 with all standard exceptions deleted (to the extent the same are reasonably susceptible to deletion under Applicable Law and local custom) and all requirements for issuance of the Title Policies satisfied.

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law.

7.1.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement or that would prevent the continuous operation of any business or use of any of the Assets for the purposes for which they are currently used.

7.1.8 Contracts. There shall be no default by any Seller under any of the Contracts.

7.1.9 Licenses and Permits. Seller shall have transferred to Purchaser, or Purchaser shall have obtained, using commercially reasonable efforts, all License and Permits required in connection with the ownership and operation of the Assets.

7.1.10 Lease Agreement. Purchaser shall have received in connection with the Closing, a fully-executed counterpart of the Lease to be entered into by and between Purchaser, as landlord, and Seller or its Affiliate, as Tenant, pursuant to which Seller or its Affiliate shall lease the Assets from Purchaser from and after Closing. Seller and Purchaser shall use diligent, good faith efforts to negotiate and agree upon the form of the Lease from and after the Effective Date.

7.2. Failure of the Purchaser’s Closing Condition. If any of the Purchaser’s Closing Conditions is not satisfied at or before the Closing (a “Purchaser’s Closing Condition Failure”), and Seller fails to cure such condition failure within fifteen (15) days after written notice is delivered by Purchaser to Seller (excepting a failure to deliver the Seller’s Closing Deliveries at Closing for which the cure period shall be two (2) Business Days from such written notice) then the Purchaser shall have the right, in the Purchaser’s absolute discretion, to either (i)

terminate this Agreement by providing written notice to the Seller, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of the Purchaser in respect thereof.

7.3. Seller’s Closing Conditions. The Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

7.3.1 Receipt of the Purchase Price. The Purchaser shall have (i) delivered to Seller or deposited with Escrow Agent, with irrevocable written direction to disburse the same to the Seller, the Purchase Price (as adjusted for Prorations pursuant to Article 9), and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposit to the Seller.

7.3.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at Closing.

7.3.3 Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 Lease Agreement. Seller shall have received in connection with the Closing, a fully-executed counterpart of the Lease to be entered into by and between Purchaser, as landlord, and Seller or its Affiliate, as Tenant, pursuant to which Seller or its Affiliate shall lease the Assets from Purchaser from and after Closing. Seller and Purchaser shall use diligent, good faith efforts to negotiate and agree upon the form of the Lease from and after the Effective Date.

7.4. Failure of the Seller’s Closing Conditions. If any of the Seller’s Closing Conditions is not satisfied at or before the Closing (a “Seller’s Closing Condition Failure”), and Purchaser fails to cure such condition failure within 15 days after written notice from Seller to Purchaser of such failure (excepting a failure to deliver Purchaser’s Closing Deliveries or the Purchase Price at the Closing for which the cure period shall be two (2) Business Days from such written notice) then the Seller shall have the right, in the Seller’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit shall be disbursed to the Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of the Seller.

8. CLOSING

8.1. Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date which is mutually agreed to in writing by the Seller and the Purchaser, but in any event on or before the date which is thirty (30) days after the date on which the Due Diligence Period expires (the “Outside Closing Date”). The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date, the Closing Date will be the Outside Closing Date. Notwithstanding the foregoing, in the event that Purchaser is unable to consummate the transactions contemplated by this Agreement as of the Outside Closing Date as the result of the Outside Closing Date being during a black out period under applicable securities laws, rules or regulations, the Closing Date shall be extended until the fifth (5th) Business Day after the expiration of the applicable black out period. The Closing shall occur at the offices of Seller’s attorney in Tulsa, Oklahoma, or such other place as agreed to in writing between the Seller and the Purchaser. At the request of a Party, the Parties shall reasonably cooperate to accomplish the Closing “by mail.”

8.2. Closing Escrow. If the Parties agree to effect the Closing through an escrow (the “Closing Escrow”), then, prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to the Seller, the Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by the Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the Seller’s Closing Deliveries and the Purchaser’s Closing Deliveries shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for Prorations pursuant to Article 9) and the Deposit shall be disbursed to the Seller and the documents deposited into the Closing Escrow shall be delivered to the Seller and the Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3. Seller’s Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to Purchaser or deposited with the Escrow Agent all of the following documents, each of which shall have been duly executed by the Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Closing Deliveries”), as follows:

8.3.1 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit “A”.

8.3.2 Deed. A special warranty deed (or its equivalent in the applicable jurisdictions) substantially in the form attached hereto as Exhibit “C”, (with such modifications as are required in the State of Oklahoma) conveying the Real Property to the Purchaser, subject only to the Permitted Encumbrances.

8.3.3 [Intentionally deleted]

8.3.4 Assignment and Assumption. An Assignment and Assumption of Contracts, Intangible Assets and Licenses and Permits substantially in the form attached hereto as Exhibit “E”, assigning the Contracts, Licenses and Permits and Warranties to the Purchaser.

8.3.5 Lease. A fully-executed counterpart of the Lease.

8.3.6 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policies.

8.3.7 Other Declarations. Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets.

8.3.8 FIRPTA Certificates and Title Affidavits. An affidavit from the Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended) and the regulations issued thereunder and any similar state tax requirements and an affidavit from the Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the Title Policies (to the extent the same are reasonably susceptible to deletion under Applicable Laws and local custom).

8.3.9 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.10 Authority Documents. A member certificate and an incumbency certificate to evidence the capacity and authority of any member or manager signing on behalf of the Seller.

8.3.11 Estoppel Certificates. All Third-Party Estoppels (to the extent obtained by Seller pursuant to the provisions of Section 6.10.

8.3.12 UCC Terminations. Any appropriate or required Uniform Commercial Code termination statements, if necessary.

8.3.13 Possession and Keys. Possession of the Real Property free and clear of all parties in possession, except tenants in possession pursuant to the Lease, and one set of keys, codes and other security devices relating to the Real Property.

8.3.14 Property Related Deliveries. On the Closing Date, to the extent the following have not heretofore been delivered to Purchaser, Seller shall cause to be delivered to Purchaser: (i) originals, or copies if originals are not available, of all Plans and Specifications; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements or upon the Lands; (iii) originals, or copies if originals are not available, of all Contracts that will remain in effect after the Closing; (iv) originals, or copies if originals are not available, of all Licenses and Permits; (v) copies of all Books and Records, whether kept in paper or electronic form.

8.3.15 Termination of Agreements. Evidence reasonably satisfactory to Purchaser evidencing the termination of any existing management and franchise agreements with respect to the Property and termination of all Contracts not being assumed by Purchaser.

8.3.16 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.4. Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to the Seller all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”), as follows:

8.4.1 Purchase Price. The Purchase Price (as adjusted for Prorations pursuant to Article 9) to be paid by the Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Deposit to the Seller.

8.4.3 Closing Certificate. A Closing Certificate substantially in the form attached hereto as Exhibit “B”.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Seller under Section 8.3 which require execution by the Purchaser;

8.4.5 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser.

8.4.6 Leases. A fully-executed counterpart of the Lease.

8.4.7 Other Declarations. Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets.

8.4.8 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.4.9 Other Documents. Such other documents and instruments as may be reasonably requested by the Seller or the Title Company in order to consummate the transactions described in this Agreement.

8.5. Possession. The Seller shall deliver possession of the Assets to the Purchaser at Closing, subject only to the Permitted Encumbrances and rights of Tenants.

9. PRORATIONS AND EXPENSES

9.1. Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations and audits of the Assets as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in Sections 8.2 and 8.3 or any other provisions of this Agreement. Based upon such examinations and audits, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 9.2.7.

9.2. Prorations. The items of revenue and expense set forth in this Section 9.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 9.2, so that the Closing Date is a day of income for the Purchaser.

9.2.1 Taxes and Assessments. Seller shall be responsible for payment of all Taxes and assessments prior to Closing in its capacity as Seller under this Agreement, and Seller or its Affiliate shall be responsible for payment of all Taxes and assessments as of and after Closing in its capacity as Tenant under the Lease. Accordingly, no proration of Taxes or assessments shall be required at Closing.

9.2.2 Charges and Revenues. Seller shall be responsible for all charges and revenues prior to Closing in its capacity as Seller under this Agreement, and Seller or its Affiliate shall be responsible for all charges and revenues as of and after Closing in its capacity as Tenant under the Lease. Accordingly, no proration of charges and revenues shall be required at Closing.

9.2.3 Licenses and Permits. Seller shall be responsible for payment of all amounts accrued or due and payable under any Licenses and Permits prior to Closing in its capacity as Seller under this Agreement, and Seller or its Affiliate shall be responsible for payment of all amounts accrued or due and payable under any Licenses and Permits as of and after Closing in its capacity as Tenant under the Lease. Accordingly, no proration of payments due under the Licenses and Permits shall be required at Closing.

9.2.4 Utilities. Seller shall be responsible for payment for all utility services prior to Closing in their capacity as Seller under this Agreement, and Seller or its Affiliate shall be responsible for payment of all utility services as of and after Closing in its capacity as Tenant under the Lease. Accordingly, no proration of payments for utility services shall be required at Closing.

9.2.5 Contracts. Seller shall be responsible for all payments due under the Contracts prior to Closing in its capacity as Seller under this Agreement, and Seller or its Affiliate shall be responsible for all payments due under the Contracts as of and after Closing in its capacity as Tenant under the Lease. Accordingly, no proration of payments due under the Contracts shall be required at Closing.

9.2.6 Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of assets similar to the Assets shall be adjusted and prorated between the Seller and the Purchaser accordingly.

9.2.7 Re-Prorations. Notwithstanding anything to the contrary herein, if during the ninety (90) day period following the Closing Date, any Party in its reasonable discretion believes that any of the Prorations as reflected on the Closing Statement are not based on actual or accurate figures, such Party shall have the right to request that such Prorations be re-prorated, and upon such request the Parties agree in good faith to endeavor to accomplish such re-proration as soon as practicable following such request. This subparagraph shall survive Closing.

9.3. Taxes. All sales, privilege, use, excise and occupancy taxes, if any, due or to become due in connection with the Assets or the operation of the Real Property or revenues received from the Assets or Real Property prior to the Closing Date will be paid by the Seller. The Seller shall also be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to the operation of the Real Property or any use of the Assets for periods of time prior to the Closing Date, or any improper or inadequate assessment of the Real Property or the Assets for the period prior to the Closing. The Seller shall be entitled to any refunds of any taxes arising out of or relating to the Real Property or any use of the Assets for periods of time prior to and including the Closing Date.

9.4. Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of the Seller, utility or other deposits made by the Seller, accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of the Seller. The Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets through and including the day preceding the Closing Date in its capacity as Seller hereunder, and Seller or its affiliate shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets from and including the Closing Date in its capacity as the Tenant under the Lease.

9.5. Employees. It is expressly understood and agreed that the Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee of the Seller or its Affiliates attributable to any time period up to, upon and after the Closing.

9.6. Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by the Purchaser as set forth elsewhere in this Agreement, the Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of the Purchaser’s attorneys, accountants and consultants; (iii) the fees and expenses incurred in connection with the preparation and issuance of the Title

Policies; (iv) the fees and expenses for the Surveys; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies; (vi) recording charges or other amounts payable in connection with any financing obtained by the Purchaser; and (vii) the fees and expenses for the Escrow Agent.

9.7. Seller’s Transaction Costs. The Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of the Seller’s attorneys, accountants, and consultants; (ii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets; and (iii) any fees or expenses payable for the assignment, transfer or conveyance or termination of any Contracts and Licenses and Permits.

10. DEFAULT AND REMEDIES

10.1. The Seller’s Default. If, at or any time prior to Closing, the Seller fails to perform in any material respect its covenants or obligations under this Agreement which breach or default is not caused by a Purchaser’s Default (as hereinafter defined) (a “Seller’s Default”), and no material Purchaser’s Default has occurred which remains uncured, then the Purchaser may elect any one or more of the following remedies: (a) terminate this Agreement, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.5, Seller shall reimburse Purchaser for all of costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, all costs and expenses incurred in connection with the Inspections, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance; or (d) pursue any other remedy available at law or in equity.

10.2. Purchaser’s Default. If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused by a Seller’s Default (a “Purchaser’s Default”), and no material Seller’s Default has occurred which remains uncured, then the Seller may elect, as its sole and exclusive remedy, to terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit actually paid by the Purchaser shall be disbursed to the Seller in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

10.3. Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that the Seller would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the parties agree that the Seller shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as the Seller’s sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, the Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

10.4. No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Agreement for punitive or lost profits or other consequential damages.

10.5. Notice of Default. Notwithstanding anything set forth herein to the contrary, in the event that either Party is in default of any provision hereof, the non-defaulting Party, as a condition precedent to the exercise of its remedies hereunder, shall be required to give the defaulting Party written notice of such default in accordance with the requirements of Article 13 below. The defaulting Party shall have ten (10) days from the receipt of such notice to cure the default. If the defaulting Party timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If the defaulting Party does not timely cure such default, the non-defaulting Party shall be entitled to pursue its remedies as set forth in Section 10.1 and Section 10.2 above, as applicable.

11. RISK OF LOSS

11.1. Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Assets or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty, and then Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (i) terminate this Agreement in its entirety, (ii) terminate this Agreement with respect to those Assets which are the subject of the Casualty and receive a corresponding reduction in the Purchase Price, or (iii) proceed to Closing, without terminating this Agreement in any respect, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (y) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (z) the reasonable estimated costs for the repair or restoration of the Real Property required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and other applicable insurance policies maintained by Seller with respect to the Assets. If Purchaser fails to provide written notice of its election to Seller within such thirty (30) day time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (iii) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement pursuant to this Section 11.1, the Deposit shall be returned to Purchaser.

11.2. Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation, and then Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (i) terminate this Agreement in its entirety, (ii) terminate this Agreement with respect to those Assets which are the subject of the Condemnation and receive a corresponding reduction in the

Purchase Price or (iii) proceed to Closing, without terminating this Agreement in any respect, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation attributable to the Real Property. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (iii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement pursuant to this Section 11.2, the Deposit shall be returned to Purchaser.

12. SURVIVAL, INDEMNIFICATION AND RELEASE

12.1. Survival. The representations and warranties, covenants and obligations (including without limitations obligations of defense and indemnification) of Seller and Purchaser shall survive termination or Closing of this Agreement for two (2) years.

12.2. Indemnification by the Seller. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, the Seller shall indemnify, save, insure, pay, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) any breach of any representation or warranty of the Seller in this Agreement, (ii) any breach by the Seller of any of its covenants or obligation under this Agreement, and (iii) any Retained Liabilities.

12.3. Indemnification by Purchaser. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, the Purchaser shall indemnify, save, insure, pay, defend and hold harmless the Seller’s Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee the extent resulting from (i) any breach of any representation or warranty of the Purchaser in this Agreement, (ii) any breach by the Purchaser of any of its covenants or obligations under this Agreement, and (iii) any Assumed Liabilities.

12.4. Indemnification Procedure; Notice of Indemnification Claim. If any of the Seller’s Indemnitees or the Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.5. Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

12.6. Limitation on Indemnification Loss. Notwithstanding anything set forth herein to the contrary, except for claims based on fraud, the total Indemnification Loss suffered by either Party for which indemnification may be obtained hereunder shall not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate, and no Indemnification Claim shall be valid unless and to the extent that the Indemnification Loss relating thereto exceeds Sixty-Five Thousand Dollars ($65,000.00).

13. MISCELLANEOUS PROVISIONS

13.1. Notices.

13.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to the Seller:

Route 66 Real Estate, L.L.C.

3637 South Memorial Drive

Tulsa, OK 74145

Attention: Larry Wofford

Fax: (918) 481-6945

Phone: (918) 622-0671

With a copy to (which copy shall not constitute notice):

Conner & Winters, LLP

4000 One Williams Center

Tulsa, OK 74172-0148

Attention: R. Kevin Redwine

Fax: (918) 586-8640

Phone: (918) 586-8540

If to the Purchaser:

CNL Income Properties, Inc.

450 S. Orange Avenue, 5th Floor

Orlando, Florida 32802

Attention: Office of Chief Financial Officer

Attention: Office of General Counsel

Fax: 407-650-1058

Phone: 407-650-1000

With a copy to (which copy shall not constitute notice):

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32802

Attn: Patrick K. Rinka, Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Article 13 by providing a Notice of such change in address and/or facsimile number as required under Section 13.1.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for a Party shall have the authority to deliver Notices on such Party’s behalf to the other Parties hereto.

13.2. Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3. Assignment. Neither the Seller nor the Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion, except however, the Purchaser shall have the right to designate one or more wholly-owned special purpose entity (the “SPE Owner”) to receive title or may assign this Contract to any Affiliate(s) of Purchaser by providing written notice to the Seller no later than three (3) Business Days prior to the Closing; provided, however, that (a) such designation or assignment shall not be effective until the Purchaser has provided the Seller with a fully executed copy of such designation or assignment and assumption instrument, and (b) no such assignment will relieve the Purchaser from any of its duties or obligations under this Agreement. For the purposes of this Section 13.3, the sale of a Control interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement.

13.4. Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns, were parties, hereto.

13.5. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6. Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7. Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

13.8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Oklahoma.

13.9. Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

13.10. Attorneys’ Fees. In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

13.11. Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12. Entire Agreement. This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

13.13. Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

13.14. Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing and executed and delivered by each of the Parties.

13.15. Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.16. Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.17. Liability of Interest-Holders in Purchaser and its Affiliates. Seller agrees and acknowledges that none of the members, partners, shareholders or other holders of beneficial interests of or in Purchaser or any of Purchaser’s Affiliates shall be personally liable for any obligation or responsibility of Purchaser or any of its Affiliates hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in Purchaser or any of its Affiliates.

13.18. Liability of Interest-Holders in Seller and its Affiliates. Purchaser agrees and acknowledges that none of the members, partners, shareholders or other holders of beneficial interest of or in Seller or any of Seller’s Affiliates shall be personally liable for any obligation or responsibility of Seller or any of its Affiliates hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in Seller or any of its Affiliates.

13.19. Good Faith Efforts. The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

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Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

ROUTE 66 REAL ESTATE L.L.C., an Oklahoma limited liability company

By:	/s/ Larry Wofford
Larry Wofford, Manager

Date:	___________

CNL INCOME PROPERTIES, INC., a Maryland corporation

By:	/S/ Myron Thomas
Myron Thomas, Vice President Corporate Finance & Treasury

Date:	___________

EXHIBIT “A”

Form of Closing Certificate (Seller)

CERTIFICATE OF SELLER’S

REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE OF SELLER’S REPRESENTATIONS AND WARRANTIES (this “Certificate”) is made and entered into as of the      day of                     , 200  , by                             , a                      (“Seller”), to and in favor of                             , a                     (“Purchaser”) pursuant to that certain Asset Purchase and Sale Agreement dated as of                      (the “Agreement”), by and between Seller and Purchaser, with respect to the purchase and sale and lease of certain Assets as more particularly described therein.

Seller hereby certifies and warrants to Purchaser that each of Seller’s representations and warranties set forth in Section 5.1 in the Agreement, each of which is hereby incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof, subject, however, to the same limitations as set forth in the Agreement with respect to such representations and warranties.

IN WITNESS WHEREOF, Seller has executed this Certificate as of the day and year first above written.

[Insert signature blocks for Closing]

EXHIBIT “B”

Form of Closing Certificate (Purchaser)

CERTIFICATE OF PURCHASER’S

REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE OF PURCHASER’S REPRESENTATIONS AND WARRANTIES (this “Certificate”) is made and entered into as of the      day of                     , 200  , by                             , a                      (“Purchaser”), to and in favor of                             , a                      (“Seller”) pursuant to that certain Purchase and Sale Agreement dated as of                      (the “Agreement”), by and between Purchaser and Seller, with respect to the purchase and sale and lease of certain Assets as more particularly described therein.

Purchaser hereby certifies and warrants to Seller that each of Purchaser’s representations and warranties set forth in Section 5.2 in the Agreement, each of which is hereby incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof, subject, however, to the same limitations as set forth in the Agreement with respect to such representations and warranties.

IN WITNESS WHEREOF, Purchaser has executed this Certificate as of the day and year first above written.

[Insert signature blocks for Closing]

EXHIBIT “C”

Form of Special Warranty Deed

(to be in the form mutually agreed by the Parties)

EXHIBIT “D”

[Intentionally deleted]

EXHIBIT “E”

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of the      day of                     , 200  , by and between                             , a                             , having a mailing address at                                          (“Assignor”), and                                     , a                                     , having a mailing address at                                      (“Assignee”);

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated                     , (the “Agreement”), pursuant to which Seller has agreed, among other things, to sell, assign, transfer and convey to Assignee the Contracts and Licenses and Permits (as said terms are defined in the Agreement) (collectively, the “Property,” as more particularly described on Schedules                      attached hereto); and

WHEREAS, in connection with the sale and purchase of the Property, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to, and Assignee has agreed to assume from Assignor, all of Assignor’s obligations and liabilities relative to, the Property. Unless otherwise defined herein, all capitalized terms used in this Assignment shall have the meaning given to such term in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Assignment. Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor’s right, title and interest in and to the Property, free and clear of all liens and other encumbrances.

2.	Indemnity by Assignor. Assignor shall indemnify, defend and hold Assignee harmless from any claim, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs) arising out of the Property for the period prior to the Closing Date.

3.	Assumption. Assignee hereby assumes all liabilities and obligations of Assignor relating to the Property which arise on or after the Closing Date and agrees to perform all obligations of Assignor relative to the Property which are to be performed or which become due on or after the Closing Date.

4.	Indemnity by Assignee. Assignee shall indemnify, defend and hold Assignor harmless from any claim, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs) arising out of the Property for the period from and after the Closing Date.

5.	Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

6.	Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.

7.	Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.

[Insert signature blocks for Closing]

SCHEDULE 2.2.1

Descriptions of the Lands

Lots One (1), Two (2), and Three (3), Block One (1), LAZY CIRCLE ACRES, a Subdivision in Tulsa County, State of Oklahoma, according to the Recorded Plat thereof

SCHEDULE 2.2.3

Fixtures

Within Motorcycle Dealership Improvements:

1.	Sales counter/cabinets (built-in)
2.	All ceiling-mounted light fixtures
3.	Marque
4.	Awnings
5.	Center office area (motorcycle sales offices)
6.	Roadhouse Café service area – cabinets & bar
7.	Motorcycle lift (service receiving area)
8.	Service center area (service counter)
9.	Projector & screen

Within Restaurant Improvements:

1.	Booths – tables
2.	All built-ins in kitchen/service area equipment and counter
3.	Walk-in cooler

SCHEDULE 2.3.5

Certain Items

Eagle bronze entitled “Above the Rest”

Bill Mack bronze

Buffalo Ranch billboard

Buffalo bronze entitled “Prairie Fire”

SCHEDULE 3.4

Purchase Price Allocation

Land	$1,000,000.00
Building	$5,000,000.00
Fixtures	$500,000.00

SCHEDULE 4.2.1

Permitted Encumbrances

1.	Ad valorem taxes for 2006, and subsequent years which are not yet due and payable.

2.	Terms, conditions, provisions, covenants, restrictions and building set back lines as shown on Plat and as contained in Certificate of Dedication and Bill of Assurance, dated November 9, 1954, filed December 27, 1954 at 10:40 A.M., as Instrument No. 212663, recorded as Plat No. 1950, which does not provide for a forfeiture or reversion of title.

3.	All interest in and to all of the oil, gas and other minerals in and under and that may be produced from said premises; and all rights, interests and estates of whatsoever nature incident to or growing out of said outstanding minerals.

4.	All unreleased oil and gas leases, both recorded and unrecorded.

5.	Easements over subject property as shown on recorded Plat; as partially closed by Ordinance No. 13119, dated March 29, 1974, filed April 4, 1974, recorded in Book 4113, Page 34; as purportedly released by Release and Relinquishment dated March 29, 1974, filed April 4, 1974, recorded in Book 4113, Page 36, subject to the absolute right to reopen same without additional compensation.

6.	Terms, conditions and provisions of Right of Way Easement to Public Service Company of Oklahoma, dated March 23, 1953, filed March 30, 1953, recorded in Book 2368, Page 394; as partially released by Partial Release of Easement dated April 13, 1977, filed May 18, 1977, recorded in Book 4263, Page 679; as partially assigned to Brooks Fiber Communications of Tulsa, Inc., a Delaware corporation, dated March 15, 1995, filed August 22, 1995, recorded in Book 5738, Page 2175.

NOTE: Said easement is subject to Mortgage executed by Brooks Fiber Communications of Tulsa, Inc., a Delaware corporation, to Fleet National Bank, dated August 24, 1995, recorded in Book 5755, Page 611.

7.	Terms, conditions and provisions of Sanitary Sewer Connection Contract by and between the City of Tulsa, Oklahoma, and Heritage House Partnership of Tulsa, dated October 2, 1974, filed October 22, 1974, recorded in Book 4141, Page 1328.

8.	Rights of parties in possession as tenants only.

9.	Encroachment of fences onto and off of subject property as shown on survey dated October 31, 2000 by White Surveying Company.

10.	Encroachment of two (2) frame buildings appurtenant to adjacent property over the Northerly boundary onto subject property as shown on survey dated October 31, 2000 by White Surveying.

SCHEDULE 4.2.1 (continued)

Permitted Encumbrances

11.	Encroachment of building appurtenant to subject property into 5-foot platted utility easements along the common boundaries of Lots 1 and 2 as shown on survey dated October 31, 2000 by White Surveying Company (said easements have been closed by Ordinance No. 131119, recorded in Book 4113, Page 34, and purportedly released by Release and Relinquishment recorded in Book 4113, Page 36, but are subject to the right of the City of Tulsa to reopen without additional compensation).

12.	Encroachment of sign located in the Southwesterly portion of subject property over the Westerly boundary onto adjacent property as shown on survey dated October 31, 2000 by White Surveying Company.

SCHEDULE 5.1.9

Licenses and Permits

Occupancy Certificates

SCHEDULE 5.1.14

Contracts

Advance Alarms	alarm service

Jani King	janitorial service

Otis	elevator service

Red Bud Services	air conditioning maintenance

Southern Landscape	lawn care